Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of July, 2006 (the “Effective Date”), by and between JOHN KLIEGL, a resident of the State of Iowa (“Consultant”), and SOUTHERN IOWA BIOENERGY LLC, an Iowa limited liability company (“SIBE”).
WITNESSETH:
     WHEREAS, SIBE intends to develop, finance and construct a biodiesel plant (the “Project”); and
     WHEREAS, SIBE desires to temporarily engage Consultant to provide consulting and advice concerning the Project pursuant to the terms set forth herein.
     NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION given, received and acknowledged, the parties agree as follows:
     1. Engagement; Term/Termination. SIBE hereby engages Consultant as a consultant and advisor in connection with the Project; and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth. The term of Consultant’s engagement shall commence immediately, and shall continue until terminated by either party. Either party may terminate this Agreement at any time, with or without cause, upon Ten (10) days prior written notice, or immediately in the event of a material default by the other party.
     2. Duties; Limitations on Authority. SIBE may, from time to time, request that Consultant provide consulting and advisory services to SIBE in connection with the Project. Such services may include, without limitation: (i) assistance in planning equity marketing efforts; (ii) training SIBE’s officers and directors to conduct equity marketing efforts; and (iii) scheduling informational meetings with potential investors to be conducted by SIBE’s officers and directors.
     Notwithstanding any other provision in this Agreement, the parties covenant, acknowledge and agree that: (a) Consultant shall have no right or authority, and not shall hold himself out as having any such authority, express or implied, to assume or create any duty, responsibility, obligation or liability, for, on behalf of, or in the name of SIBE, or to otherwise bind SIBE in any respect; (b) Consultant will comply with all applicable laws, rules and regulations in providing services hereunder, and (c) under no circumstances will Consultant solicit, orally or in writing, any potential investor in SIBE’s securities, make any sale of SIBE’s securities, or respond directly to questions from potential investors relating to SIBE’s securities. Consultant will indemnify and hold harmless SIBE for any loss, liability, cost, damage or expense suffered or incurred by SIBE due to Consultant’s breach of this paragraph.
     3. Compensation; Expense Reimbursement. In consideration for Consultant’s consulting and advisory service hereunder, SIBE shall pay Consultant an initial fee of $25,000, and a conditional bonus of $225,000, which bonus shall be payable only if and upon SIBE’s closing of permanent financing sufficient for the completion and operation of the Project. In addition, Consultant will be entitled to reimbursement of reasonable, ordinary and necessary expenses incurred by Consultant in rendering services hereunder; provided, however, that any expense in excess of One Hundred Dollars ($100) shall be subject to prior approval by SIBE.
     4. Confidentiality; Return of Information. Consultant shall keep and maintain in confidence all non-public information relating to SIBE and shall return all such information to SIBE upon termination of this Agreement.
     5. Relationship of the Parties. The parties’ relationship hereunder is that of independent contracting parties. Consultant shall be solely responsible for payment of any taxes incurred in connection with compensation received from SIBE hereunder. Furthermore, Consultant acknowledges and agrees that SIBE will not be responsible for, and Consultant hereby releases, and agrees to indemnify and hold SIBE and its officers,

Managers and employees harmless from and against, any injuries suffered by Consultant in providing services hereunder. Consultant will be responsible for providing his own insurance coverage.
     6. Miscellaneous. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and construed in accordance with Iowa law, and shall not be modified except in a writing signed by all parties. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Neither this Agreement or any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto. If any provision herein is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof. This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.
     IN WITNESS WHEREOF, the parties hereto have duly executed this CONSULTING AGREEMENT as of the Effective Date.

SOUTHERN IOWA BIOENERGY LLC

By:	/s/ William T. Higdon	/s/ John Kliegl
	William T. Higdon, President	John Kliegl

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